Exhibit 10.1

Arkavia Networks S.p.A.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into by and among Southford Equities, Inc., a British Islands based Company (“BVI NewCo 1”), with individuals David Esteban Alfaro Medina, Roberto Andrés Arriagada Poblete and Camilo Orlando Garrido Briones being the owners of BVI NewCo 1, and CISO Global Inc., a Delaware corporation (“CISO”), regarding the sale of Ocean Point Equities, Inc., a British Virgin Islands based company (“BVI NewCo 2,” or the “Company”). Each of CISO and BVI NewCo 1 are referred to herein as a “Party” and together as “Parties”. This Agreement is effective as of July 1, 2024 (the “Effective Date”).

RECITALS

WHEREAS, BVI NewCo 2 is a wholly-owned subsidiary of CISO.

WHEREAS, CISO acquired all of the issued and outstanding equity securities of BVI NewCo 2 (the “BVI NewCo 2 Shares”) from BVI NewCo 1 pursuant to the December 2021 Stock Purchase Agreement executed between these same Parties (the “2021 Stock Purchase Agreement”).

WHEREAS, the owners of BVI NewCo 1 desire to purchase, and the Board of Directors of CISO desire to sell, the BVI NewCo 2 Shares, upon the terms and conditions set forth herein.

WHEREAS, the owners of BVI NewCo 1, as consideration for the purchase of the BVI NewCo 2 Shares, will pay CISO the cash amount specified on Exhibit A hereto (the “Purchase Price”) and will transfer to CISO all shares of CISO common stock specified on Exhibit A (the “CISO Shares”) which they received under the 2021 Stock Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the Parties agree as follows:

1. Sale and Purchase of Shares. On the Closing (as defined below), subject to the terms and conditions of this Agreement, BVI NewCo 1 hereby agrees to purchase from CISO and CISO hereby agrees to transfer, sell and deliver to BVI NewCo 1, all of CISO’s right, title and interest in and to the BVI NewCo 2 Shares hereto, at the purchase price of $1 specified on Exhibit A (the “Purchase Price”) consisting in the transfer and delivery to CISO all of BVI NewCo 1’s right, title, and interest in the CISO Shares. At Closing and with effect as at Closing, CISO shall transfer to the BVI NewCo 1, and BVI NewCo 1 shall accept, acquire and assume, any and all loans, debts, mortgages, liens, or charges of every kind, if applicable, for the BVI NewCo 2 Shares.

2. Closing. The closing of the sale and purchase of the BVI NewCo 2 Shares and transfer and delivery of the CISO Shares shall take place on the Effective Date, simultaneously with the execution and delivery of this Agreement by the Parties (the “Closing”). At the Closing:

(i) CISO hereby agrees to deliver to BVI NewCo 1 (A) the original stock certificates, if any, representing the BVI NewCo 2 Shares for cancellation by the Company (the “Original Stock Certificates”), and (B) one or more certificates evidencing the BVI NewCo 2 Shares, duly endorsed or accompanied by stock powers or other instruments of transfer in form acceptable to CISO.

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(ii) CISO hereby (A) instructs BVI NewCo 1 to cancel the Original Stock Certificates or electronic stock certificates representing the BVI NewCo 2 Shares, as applicable, and to issue new stock certificates evidencing the Shares in the name of BVI NewCo 1 (the “BVI NewCo 1 Stock Certificates”), and (B) delivers to BVI NewCo 1 a counterpart signature page to this Agreement;

(iii) BVI NewCo 1 hereby agrees to (A) deliver to CISO one or more certificates evidencing the CISO Shares being transferred and delivered to CISO in the Closing, (B) execute a Stock Power in substantially the form attached hereto as Exhibit B, and (C) deliver to CISO a counterpart signature page to this Agreement;

(iv) BVI NewCo 1 hereby delivers to CISO a counterpart signature page to this Agreement; and BVI NewCo 1 hereby agrees to pay the Purchase Price to CISO on the date of the Closing by wire transfer of immediately available funds to an account designated in writing by CISO prior to the date of the Agreement.

3. Release. Effective as of the Closing and in partial consideration of the consummation of the transactions set forth herein at the Closing, each of the Parties, for itself and its respective heirs, representatives, successors, assigns, employees, officers, directors, stockholders, partners, members, agents and affiliates (each of such parties as a releasor, the “Releasors”), hereby forever fully, irrevocably and unconditionally releases and discharges each of BVI NewCo 2 and its subsidiaries, the other Parties and the members (direct and indirect), partners (direct and indirect), managers, directors, officers, employees, agents, lenders (and agents related thereto) and representatives thereof (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue related to, or arising out of, the transactions contemplated by this Agreement (collectively, the “Released Claims”). The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. The Released Parties are intended third-party beneficiaries of this Section 3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Notwithstanding anything to the contrary contained in this Section 3, the Parties acknowledge and agree that Released Claims shall not include any obligations of the Parties under the terms of this Agreement, including the truth and accuracy of the representations and warranties of each party made herein.

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Under no circumstances shall the above-described Release apply to any claims arising out of the 2021 Stock Purchase Agreement, entered into between the Parties on or about December 1, 2021, which BVI NewCo 1 has or may have against CISO, and its respective heirs, representatives, successors, assigns, employees, officers, directors, stockholders, partners, members, agents and affiliates (“CISO Parties”). All such claims are preserved, pending the completion of the transfer memorialized in this Agreement. If CISO does not complete this transfer, this Agreement shall be null and void, and BVI NewCo 1 may pursue any and all claims it may have against the CISO Parties.

Further, under no circumstances shall the above-described Release apply to any claims arising out of the 2021 Stock Purchase Agreement, entered into between the Parties on or about December 1, 2021, which CISO has or may have against BVI NewCo 1, and its respective heirs, representatives, successors, assigns, employees, officers, directors, stockholders, partners, members, agents and affiliates (“BVI NewCo 1 Parties”). All such claims are preserved, pending the completion of the transfer memorialized in this Agreement. If BVI NewCo 1 does not complete this transfer, this Agreement shall be null and void, and CISO may pursue any and all claims it may have against the BVI NewCo 1 Parties.

4. Representations, Warranties and Covenants of BVI NewCo 1. BVI NewCo 1 agrees and represents and warrants to CISO that as of the date of this Agreement and as of the Closing:

4.1 Authorization. All legal action on the part of BVI NewCo 1 necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of BVI NewCo 1 hereunder and the transfer of the Shares hereunder has been taken, and this Agreement, when executed and delivered by BVI NewCo 1, shall constitute valid and legally binding obligations of BVI NewCo 1, enforceable against BVI NewCo 1 in accordance with its terms. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to BVI NewCo 1.

4.2 Understanding of Risks. BVI NewCo 1 is fully aware of: (i) the speculative nature of the Shares; (ii) the financial hazards involved; (iii) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that BVI NewCo 1 may not be able to sell or dispose of the Shares or use them as collateral for loans, other than in the ordinary course of business as a company primarily engaged in investing); and (iv) the tax consequences of acquiring the Shares.

4.3 BVI NewCo 1’s Qualifications. BVI NewCo 1 is capable of evaluating the merits and risks of this purchase, has the ability to protect BVI NewCo 1’s own interests in this transaction and is financially capable of bearing a total loss of the Shares being purchased by BVI NewCo 1.

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4.4 Accredited Investor. BVI NewCo 1 is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

4.5 No General Solicitation. At no time was BVI NewCo 1 presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Shares.

4.6 Compliance with Laws. To the Knowledge of BVI NewCo 1, BVl NewCo 2 and its Subsidiaries have complied in all material respects with all applicable Laws relating to any aspect of the business of BVT NewCo 2 and its Subsidiaries. BVl NewCo 1 has not received any written notice from any Governmental Authority relating to any aspect of the business of BVI NewCo 2 and its Subsidiaries or alleging that BVI NewCo 2 and its Subsidiaries are not in compliance with or is in default or violation of any applicable Law. BVI NewCo 2 and its Subsidiaries have not been charged or, to the Knowledge of BVI NewCo 1, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of BVI NewCo 2 and its Subsidiaries.

4.7 Compliance with Securities Laws. BVI NewCo 1 understands and acknowledges that, in reliance upon the representations and warranties made by CISO and BVI NewCo 1 herein and the bona fide nature of BVI NewCo 1’s investment intent, the CISO Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act (the “Law”), but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the 1933 Act and the Law which impose certain restrictions on BVI NewCo 1’s ability to transfer the CISO Shares. BVI NewCo 1 acknowledges that BVI NewCo 1 and its shareholders are under no obligation to register or qualify the CISO Shares for resale other than as set forth in the 2021 Stock Purchase Agreement and/or Investor Agreements, as applicable. If the BVI NewCo 1 is a not a “U.S. person” or is deemed not to be a “U.S. person” under Rule 902(k)(2) of the 1933 Act, the BVI NewCo 1 represents that the BVI NewCo 1 is satisfied as to the full observance of the laws of the BVI NewCo 1’s jurisdiction in connection with the transactions contemplated by this Agreement and the BVI NewCo 1’s purchase and payment for, and continued beneficial ownership of, the CISO Shares will not violate any applicable securities or other laws of the BVI NewCo 1’s jurisdiction.

4.8 Restricted Securities. BVI NewCo 1 understands that the CISO Shares are “restricted securities” under applicable U.S. federal and state laws and that, pursuant to these laws, BVI NewCo 1 must hold the CISO Shares indefinitely unless they are registered with the SEC and/or qualified by state authorities, or an exemption from such registration and qualification requirements is available. BVI NewCo 1 further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the CISO Shares, requirements relating to the Company which are outside of BVI NewCo 1’s control, and which the Company is under no obligation and may not be able to satisfy.

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4.9 Publicity. BVI NewCo 1 agrees that it shall not and shall cause its affiliates and representatives not to: (x) publicly use the Company’s name or the name of any of its subsidiaries in any manner or format (including reference on or links to websites, press releases, etc.) for marketing, advertising or similar purposes without the prior approval of the Company. Notwithstanding the foregoing, upon the Closing of this Agreement, BVI NewCo 1 and BVI NewCo 2 may, without the prior approval of CISO, disclose the prior existence and terms of CISO’s acquisition of BVI NewCo 2 (i) to investors or prospective investors in BVI NewCo 1 who are subject to appropriate non-disclosure requirements or (ii) as required by law, rule, regulation or listing standard to do so; and in the case of any disclosures pursuant to clause (ii).

4.10 BVI NewCo 1, CISO and their related entities, agree that either party shall be free to inform third parties including, but not limited to, clients, suppliers and vendors about the change in ownership of BVI NewCo 2 that will occur following the Closing of this Agreement.

4.11 Accuracy of Records. BVI NewCo 1 and Company represent and warrant that the entirety of the financial information provided in response to Section 7 herein, will be complete and accurate.

5. Representations and Warranties of CISO. CISO represents and warrants to BVI NewCo 1 that as of the date of this Agreement and as of the Closing:

5.1 Authorization. All legal action on the part of CISO necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of CISO hereunder and the transfer of the BVI NewCo 2 Shares hereunder has been taken, and this Agreement, when executed and delivered by CISO, shall constitute valid and legally binding obligations of CISO, enforceable against CISO in accordance with its terms. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to CISO, or an event that results in the creation of any lien, charge or encumbrance upon the Shares.

5.2 No General Solicitation. At no time has CISO presented BVI NewCo 1 with or solicited BVI NewCo 1 through any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the transfer of the Shares.

5.3 No Broker-Dealer. CISO has not effected this transfer of Shares by or through a broker-dealer in any public offering.

5.4 Title to Shares. CISO owns all right, title and interest (legal and beneficial) in and to the BVI NewCo 2 Shares. Immediately prior to the Closing, CISO had valid marketable title to the BVI NewCo 2 Shares to be transferred under this Agreement in the Closing, free and clear of any pledge, lien, security interest, encumbrance, options, claim or restrictions (collectively, “Liens”). At the date of the Closing, CISO’s entire right, title and interest in and to the BVI NewCo 2 Shares to be transferred under this Agreement in the Closing shall have been conveyed to BVI NewCo 1 as set forth herein. CISO has good and marketable title to the BVI NewCo 2 Shares being transferred by CISO, and the right and authority to sell such BVI NewCo 2 Shares to BVI NewCo 1 pursuant to this Agreement and without any third party consent.

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5.5 Authority. CISO has full legal right and capacity to enter into and perform its obligations under this Agreement and to sell and transfer the BVI NewCo 2 Shares under this Agreement.

5.6 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the creation or imposition of any Lien on the BVI NewCo 2 Shares, nor be in conflict with or constitute (with or without due notice or lapse of time or both) a default under any agreement to which CISO is a party or by which the BVI NewCo 2 Shares may be bound, or contravene, conflict or constitute a violation of any order or judgment to which it is subject.

5.7 CISO Can Protect Its Interest. CISO represents that by reason of its business or financial experience, CISO has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. CISO expressly acknowledges and understands that the BVI NewCo 2 Shares may increase in value after the date hereof. CISO confirms, acknowledges, and understands that by selling and transferring the BVI NewCo 2 Shares, CISO will irrevocably forego all potential or actual gain that might be realized if CISO had continued to hold such BVI NewCo 2 Shares.

5.8 Following the Effective Date of this Agreement, BVI NewCo 2 and related entities will have 5 business days in order to complete transfer of any tools including, but not limited to, physical operating systems, subscription-based software, etc. provided by CISO to BVI NewCo 1 and related entities owned systems (particularly Microsoft Office 365).

5.9 Either CISO or BVI NewCo 1, and related entities, shall remain owners and/or holders of any intangible assets, including, but not limited to, trade names, goodwill, intellectual property, irrespective of the time period that such asset was developed.

6 Agreement to be Bound. BVI NewCo 1 acknowledges that it has received a copy of and was a party to the 2021 Stock Purchase Agreement and agrees to (i) be bound by the terms and conditions of the 2021 Stock Purchase Agreement (with respect to any post- closing covenants contained therein) and each of the Investor Agreements, as applicable, with respect to the Shares in the same capacity as CISO was immediately prior to the Closing and (ii) execute such further documents and instruments and to take such further actions as may be reasonably necessary in order to assume the rights and obligations of CISO under the aforementioned provisions of the 2021 Stock Purchase Agreement and each of the Investor Agreements, as applicable.

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7 Provision of Financial Information. BVI NewCo 1 and Company shall promptly provide to CISO, within, but no later than, three business days from the date of the request, for purposes of CISO’s financial records and required regulatory filings, the following: (i) all financial records of the Company through the Effective Date of this Agreement; (ii) any post-Closing financial information for the Company needed to comply with third-party auditors’ requests; and

(iii) any and all Company tax filings for 2024 and 2025 (if 2024 financial data was used for the 2025 filings).

8 Informed Decision. Each of CISO and BVI NewCo 1 (collectively, the “Transacting Parties”) has entered into this Agreement based on its knowledge, investigation and analysis. Each of the Transacting Parties acknowledges that the Purchase Price being paid by BVI NewCo 1 was negotiated at arm’s-length, may not represent the fair market value of the BVI New Co 2 Shares, and that the BVI New Co 2 Shares may have a current or future value greater or lesser than the Purchase Price. Each of the Transacting Parties understands that each Party’s plans for the future may result in the BVI New Co 2 Shares becoming significantly more or less valuable and that the future value of the BVI New Co 2 Shares could be higher or lower than the Purchase Price. Each of the Transacting Parties expressly acknowledges that the other Transacting Party may have information about the Company that such Transacting Party may not have and that the other Transacting Party has no obligation to disclose such information pursuant to this Agreement or otherwise. Neither Transacting Party shall be liable to the other Transacting Party for any omission to provide any information to the other Transacting Party that may have impacted the other Transacting Party in making its decision to purchase or sell, as the case may be, the BVI New Co 2 Shares. Nevertheless, CISO is selling the BVI New Co 2 Shares of its own free will, and BVI NewCo 1 is purchasing the BVI NewCo 2 Shares of its own free will. Neither the Company nor any of its agents has made any representation to the Parties about the advisability of this decision or the potential future value of the BVI New Co 2 Shares. Each of the Transacting Parties has the capacity to protect its own interests in connection with the sale of the BVI New Co 2 Shares and the transactions contemplated by this Agreement by reason of its business or financial experience. Each of the Transacting Parties hereby acknowledges that any future sale of shares of the CISO’s common stock or BVI NewCo 2’s common stock could be at a premium or a discount to the Purchase Price, and such sale could occur at any time or not at all.

9 Restrictive Legends. BVI NewCo 1 authorizes the Company and its agents to place on any certificate or notice of issuance for the BVI New Co 2 Shares any legends required under the Agreement, as applicable, and/or state securities laws.

10 General Provisions.

10.1 Successors and Assigns; Assignment; Survival. The rights and obligations of CISO and BVI NewCo 1 under this Agreement may only be assigned with the prior written consent of the Company. In the event BVI NewCo 1 desires to transfer the BVI New Co 2 Shares, the Company may require as a condition to any such transfer or assignment that BVI NewCo 1 executes an agreement similar to this Agreement or otherwise agree to be bound by terms and conditions similar to those contained in this Agreement. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The representations, warranties and covenants contained herein shall survive the execution and delivery of the Agreement and the Closing.

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10.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws.

10.3 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

10.4 Entire Agreement. This Agreement and the documents referred to herein, including but not limited to, the 2021 Stock Purchase Agreement, as applicable, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

10.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

10.7 Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

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10.8 Taxes. Each of CISO and BVI NewCo 1 has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and shall bear any and all taxes imposed on such party under any applicable law with respect to the transactions contemplated by such party hereunder, if and as applicable.

10.9 Legal Fees and Advice of Counsel. Each of the CISO and the BVI NewCo 1 shall be responsible for their own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, provided, however, that each of the CISO and the BVI NewCo 1 confirms, acknowledges and agrees that:

10.9.1 All external costs and expenses of the Company incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement shall be the responsibility of, and borne by, CISO.

10.9.2 Should either party (other than the Company) wish to make any substantive changes to this Agreement, the BVI NewCo 1 shall pay a grand total of $10,000 (in addition to the Processing Fee) to the Company at Closing, as reimbursement for legal fees incurred by the Company in negotiating, reviewing and preparing any revisions to this Agreement.

10.9.3 CISO and the BVI NewCo 1 have had the opportunity to be, or have been, represented by independent counsel in connection with the negotiation, execution and delivery of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Stock Transfer Agreement as of the Effective Date stated above.

CISO GLOBAL, INC.

By:	/s/ David G. Jemmett
Name:	David Jemmett, CEO

Address:	6900 E. Camelback Road,
Suite 900, Scottsdale, AZ 85251

SOUTHFORD EQUITIES, INC.

By:	/s/ Roxanne Ritter-Herbert
Name:	Roxanne Ritter-Herbert
Title:	Director

By:	/s/ David Alfaro
David Esteban Alfaro Medina

By:	/s/ Roberto Andrés Arriagada Poblete
Roberto Andrés Arriagada Poblete

By:	/s/ Camilo Garrido Briones
Camilo Orlando Garrido Briones

EXHIBIT A

SHARES

Stock Certificate Number	Type of Shares	Number of Shares to Be Sold	Per Share Purchase Price	Aggregate Purchase Price
CS2-822	Common	194,267		$1

EXHIBIT B

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Stock Purchase Agreement (the “Agreement”) by and among CISO Global, Inc., Southford Equities, Inc., and Ocean Point Equities, Inc., and David Esteban Alfaro Medina, Roberto Andrés Arriagada Poblete and Camilo Orlando Garrido Briones, effective as of July 1, 2024, , Southford Equities, Inc. hereby assigns and transfers unto CISO Global, Inc. 194,267 shares of CISO Common Stock par value $0.00001, represented by certificate CCS2-822, standing in the name of Southford Equities, Inc. on the CISO Global Inc.’s books and records, and does hereby irrevocably constitute and appoint the Secretary of CISO Global, Inc. or such person’s designee to transfer said stock on the books and records of CISO Global, Inc. with full power of substitution in the premises.

Effective July 1, 2024

SOUTHFORD EQUITIES, INC.

By:	/s/ Roxanne Ritter-Herbert
Name:	Roxanne Ritter-Herbert
Title:	Director